7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4037	Executive Vice President, Chief Financial Officer
and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2008 RESULTS

     Evansville, Indiana, November 20, 2008 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the third quarter ended November 1, 2008.

     Net earnings for the thirteen-week third quarter were $2.6 million, or $0.21 per diluted share, compared to net earnings of $4.2 million, or $0.33 per diluted share, for the thirteen-week prior year third quarter ended November 3, 2007.

     Sales for the third quarter were $170.1 million compared to sales of $173.9 million for the prior year third quarter. Comparable store sales for the thirteen-week period ended November 1, 2008 decreased 5.0 percent compared with the thirteen-week period ended November 3, 2007.

     The gross profit margin for the third quarter was 27.2 percent compared to 29.1 percent for the third quarter of the prior year. As a percentage of sales, the merchandise margin decreased 1.1 percent while buying, distribution and occupancy costs increased 0.8 percent.

     Selling, general and administrative expenses for the third quarter were $42.4 million, or 24.9 percent of sales, compared to $43.6 million, or 25.1 percent of sales, for the third quarter of 2007.

     Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, "Our customers continue to be impacted by the economic downturn as buying habits have shifted to periods of need. We saw a definite lift in sales during the back-to-school season. However, sales trended lower during September and October when spending became more discretionary."

     Mr. Lemond continued, "Despite operating an additional 17 stores at the end of the third quarter and incurring store closing costs of an additional $321,000 as compared to the prior year, we were still able to decrease our selling, general and administrative expenses by $1.2 million or 0.2 percent as a percentage of sales. We are managing our business conservatively by focusing on reducing inventory and thereby generating cash flow. At the end of the third quarter, we reduced inventories on a per store basis by 8.0 percent and generated $10.8 million in cash provided by operations year-to-date. We had no borrowings on our line of credit at the end of the quarter and look to continue to manage our business to remain free of long-term debt."

     Net income for the first nine months of 2008 was $8.4 million, or $0.67 per diluted share, compared with net income of $11.7 million, or $0.87 per diluted share, in the first nine months of last year. Net sales for the first nine months was $490.7 million compared to net sales of $494.3 million for the same period last year. Comparable store sales for the thirty-nine week period ended November 1, 2008 decreased 3.7 percent compared to the thirty-nine week period last year ended November 3, 2007. The gross profit margin for the first nine months of 2008 was 27.6 percent compared to 28.5 percent last year. Selling, general and administrative expenses, as a percentage of sales, was 24.9 percent for both 2008 and 2007.

Store Growth

     Currently, the Company expects to open 24 new stores in fiscal 2008 and close 12 stores. Store openings and closings by quarter and for the fiscal year are currently planned as follows:

	New Stores	Stores Closings
1st Quarter 2008	2	0
2nd Quarter 2008	12	2
3rd Quarter 2008	8	1
4th Quarter 2008	2	9
Fiscal 2008	24	12

The eight stores opened during the third quarter included locations in:

City	Market/Total Stores in Market
Rapid City, SD	Rapid City/1
Grand Junction, CO	Grand Junction/1
Uniontown, PA	Pittsburgh/3
Monroe, LA	Monroe/1
Meridian, ID	Boise/2
League City, TX	Houston/9
Baytown, TX	Houston/9
Fort Smith, AR	Fort Smith/3

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 311 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Net sales	$170,063	$173,881	$490,662	$494,339
Cost of sales (including buying,
distribution and occupancy costs)	123,746	123,320	355,119	353,740

Gross profit	46,317	50,561	135,543	140,599
Selling, general and administrative
expenses	42,389	43,627	122,373	123,070

Operating income	3,928	6,934	13,170	17,529
Interest income	(62)	(101)	(138)	(611)
Interest expense	42	115	111	179

Income before income taxes	3,948	6,920	13,197	17,961
Income tax expense	1,341	2,734	4,829	6,281

Net income	$2,607	$4,186	$8,368	$11,680

Net income per share:
Basic	$.21	$.33	$.68	$.89
Diluted	$.21	$.33	$.67	$.87

Average shares outstanding:
Basic	12,431	12,604	12,383	13,065
Diluted	12,539	12,777	12,483	13,362

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 1,	February 2,	November 3,
	2008	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$9,143	$9,177	$6,671
Accounts receivable	1,281	411	1,579
Merchandise inventories	194,827	200,781	200,242
Deferred income tax benefit	2,401	2,340	2,558
Other	8,579	7,221	8,368
Total Current Assets	216,231	219,930	219,418
Property and equipment-net	73,541	71,686	74,194
Total Assets	$289,772	$291,616	$293,612

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$51,074	$67,786	$51,581
Accrued and other liabilities	14,777	10,689	13,355
Total Current Liabilities	65,851	78,475	64,936
Long-term debt	0	0	14,165
Deferred lease incentives	5,012	5,396	5,528
Accrued rent	5,576	5,925	6,124
Deferred income taxes	1,672	399	844
Deferred compensation	2,795	3,559	3,690
Other	1,458	1,250	809
Total Liabilities	82,364	95,004	96,096
Total Shareholders' Equity	207,408	196,612	197,516
Total Liabilities and Shareholders' Equity	$289,772	$291,616	$293,612

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	November 1, 2008	November 3, 2007
Cash flows from operating activities:
Net income	$8,368	$11,680
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	12,585	11,781
Stock-based compensation	694	1,071
Loss on retirement and impairment of assets	271	508
Deferred income taxes	1,212	(160)
Deferred lease incentives	817	418
Other	(2,104)	(545)
Changes in operating assets and liabilities:
Accounts receivable	(870)	(631)
Merchandise inventories	5,954	(3,580)
Accounts payable and accrued liabilities	(14,771)	(16,307)
Other	(1,363)	(6,543)

Net cash provided by (used in) operating activities	10,793	(2,308)

Cash flows from investing activities:
Purchases of property and equipment	(12,575)	(15,263)
Proceeds from sale of property and equipment	3	379
Other	0	6

Net cash used in investing activities	(12,572)	(14,878)

Cash flows from financing activities:
Borrowings under line of credit	6,625	49,970
Payments on line of credit	(6,625)	(35,805)
Proceeds from issuance of stock	1,515	551
Excess tax benefits from stock-based compensation	230	275
Common stock repurchased	0	(25,973)

Net cash provided by (used in) financing activities	1,745	(10,982)

Net decrease in cash and cash equivalents	(34)	(28,168)
Cash and cash equivalents at beginning of period	9,177	34,839

Cash and Cash Equivalents at End of Period	$9,143	$6,671